EXHIBIT 10.11

AMENDED AND RESTATED PROMISSORY NOTE

Atlanta, Georgia
September 29, 2004

ARTICLE I

PAYMENTS OF PRINCIPAL AND INTEREST

1.01         For value received, the undersigned, Tri-S Security Corporation, a corporation organized under the laws of the State of Georgia (hereinafter referred to as “Maker”), hereby promises to pay to the order of Robert Luther (“Payee”), at any location Payee shall reasonably determine, the principal sum of ONE MILLION FOUR HUNDRED SIXTY-TWO THOUSAND FOUR HUNDRED FIFTY DOLLARS ($1,462,450) except as may be adjusted in accordance with the terms hereof, plus simple interest on the unpaid principal amount hereof at the rate of seven (7.0%) percent per annum, all according to the terms hereof, and with all such payments being payable in cash, check, wire transfer or other form reasonably acceptable to Payee in lawful money of the United States of America.  This Amended and Restated Promissory Note (the “Note”) amends and restates in its entirety that certain Promissory Note in principal amount of ONE MILLION FOUR HUNDRED SIXTY-TWO THOUSAND FOUR HUNDRED FIFTY DOLLARS ($1,462,450) dated February 24, 2004 made by Maker in favor of Payee (the “Original Note”).

1.02         Maker shall pay the obligation hereunder by tendering a single payment on December 31, 2004 of the full amount of principal due hereunder and all interest at the rate set forth above accrued thereon since February 24, 2004.

1.03         Maker may prepay any or all portion of the outstanding balance hereof without penalty prior to December 31, 2004, and Payee shall apply all such prepayments hereunder first to principal, then to any interest or other amount hereunder.

1.04         Notwithstanding the stated principal amount hereof, Maker may offset against and reduce the principal amount of this Note by an amount equal to the amount of any indemnification obligation as allowed in Article 6 of the Stock Purchase Agreement dated as of February 23, 2004 by and among Maker and the Selling Shareholders, as amended (the “Stock Purchase Agreement”).  Such items are referred to herein as “Indemnification Obligations”.

1.05         Upon Maker’s receipt of any claim or bill for any cost or expense that would give rise to an Indemnification Obligation, Maker shall inform the Payee by the method(s) provided in the Stock Purchase Agreement for providing notices.

1.06         Maker may deduct from the principal amount of this Note an amount equal to the amount stated in Maker’s notice, subject to the amount deducted being added back to the principal amount of the Note if the amount that Maker actually incurs that is subject to the Indemnification Obligation is less than the amount previously deducted from the principal amount of this Note.  If an amount is deducted from the principal amount of this Note and is later added back to the principal amount of the Note, Maker shall be liable also for interest at the rate of seven percent (7%) per annum on the amount of such deducted and re-added amount, as if such amount had never been deducted.

1.07         Repayment of this Note shall be subject to any Subordination Agreement agreed upon by Maker and Payee.

1.08         Notwithstanding the foregoing, this Note is an amendment and restatement of the Original Note, and as such, is subject to the provisions of all agreements entered into by the parties subsequent to the execution of the Original Note, including that “Amendment” to the Stock Purchase Agreement entered into by Maker and Payee dated February 26, 2004 and that certain Letter Agreement between Maker and Charles Keathley dated March 11, 2004 (collectively, the “Subsequent Documents”).  This Note shall be subject to any right or defense of the Payee or Maker arising from the Subsequent Documents, and this Note shall not constitute a waiver of any right or defense of Payee or Maker under the Subsequent Documents.

ARTICLE II

SECURITY

2.01         As security for payment of all of the obligations hereunder, Maker has pledged to Payee, pursuant to the Security Agreement dated as of February 24, 2004, between Maker and Payee (the “Security Agreement”), 137 shares of common stock of no par value of Paragon Systems, Inc. (the “Shares”) sold by Payee to Maker pursuant to the Stock Purchase Agreement.

2.02         RESERVED.

2.03         Neither Payee nor any of the Selling Shareholders shall sell, assign, give, pledge, encumber, hypothecate or transfer any of the Shares securing payment of the Note.

2.04         The number of Shares subject to the Security Agreement, and the number of Shares subject to release from the Security Agreement shall be adjusted for any stock split, reverse stock split, or stock dividend of Paragon Systems, Inc.

ARTICLE III

MISCELLANEOUS

3.01         Upon the failure of Maker to tender any payment hereunder when due, Payee may, at its option, deliver written notice to Maker of the failure to tender such payment.  If Maker has not tendered payment of the full amount of such late payment within ten business (10) days of the date of such notice, Payee may accelerate the full amount of principal and interest due hereunder, and upon such acceleration, the full principal amount hereof shall be immediately due and payable.

3.02         The failure of Payee to exercise any option hereunder, or to make demand, or to proceed to collect after making demand hereon, shall not constitute a waiver of the right to exercise such option, make such demand or to proceed to collect.

3.03         Maker waives presentment for payment, notice of dishonor, protest, notice of protest and diligence in bringing suit against any party hereto.

3.04         The obligations evidenced or created by this Note, as well as all waivers of rights by Maker contained herein, shall effectively bind and be the obligations and waivers of any and all others who may at any time become liable for the payment of all or any part of this Note.

3.05         No party other than the Maker shall be liable for the payment of all or any part of this Note unless such party has executed a written document agreeing to be liable for payment of any or all of this Note.

3.06         If any provision (or any part of any provision) contained in this Note shall for any reason be held or deemed to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision (or remaining part of the affected provision) of this Note, and this Note shall be construed as if such invalid, illegal or unenforceable provision (or part thereof) had never been contained herein and the remaining provisions of this Note shall remain in full force and effect.

3.07         Payee shall not sell, assign, give, pledge, encumber, hypothecate or transfer any of its rights pursuant to this Note.

3.08         Any notice required hereunder shall be deemed given three (3) business days after such notice has been transmitted and received by the party to receive such notice by the method(s) provided in the Stock Purchase Agreement for providing notices.

3.09         Any legal proceeding instituted by Payee concerning the matters contemplated by or relating to this Note may be brought in a court with subject matter jurisdiction over the dispute located in Huntsville, Alabama, and Maker hereby submits to jurisdiction in any such court, agrees that venue properly lies in any such court, and agrees that Maker will not attempt to defeat or deny such jurisdiction by motion or other request for leave from any court. With respect to any legal proceeding instituted by Payee concerning the matters contemplated by or relating to this Note, this Note shall be governed by and construed and enforced in accordance with the internal laws of the State of Alabama without reference to its choice of law rules. Payee hereby (i) agrees that any failure of Maker to bring any compulsory counterclaim (as defined by applicable law) that Maker may have with respect to any legal proceeding instituted by Payee concerning the matters contemplated by or relating to this Note shall not constitute a waiver of Maker’s right to bring such counterclaim, (ii) agrees that Maker may bring such counterclaim in any court with subject matter jurisdiction over such counter claim located in Atlanta, Georgia, and (iii) submits to jurisdiction in any such court, agrees that venue properly lies in any such court, and agrees that Payee will not attempt to defeat or deny such jurisdiction by motion or other request for leave from any court. With respect to any such counterclaim instituted by Maker, this Note shall be governed by and construed and enforced in accordance with the internal laws of the State of Georgia without reference to its choice of law rule.

3.10         Capitalized terms used herein and not otherwise defined herein shall have the respective meanings ascribed to them in the Stock Purchase Agreement.

3.11         Any party who is required to bring an action to enforce the terms of this Note shall be entitled to reasonable attorney’s fees, in addition to all other amounts otherwise due hereunder.

IN WITNESS WHEREOF, Maker and Payee have executed this Note or caused this Note to be executed as of September 29, 2004.

MAKER:

TRI-S SECURITY CORPORATION

By:	/s/ Ronald G. Farrell
Name:	Ronald G. Farrell
Title:	Chief Executive Officer

PAYEE:

/s/ Robert Luther
ROBERT LUTHER